Exhibit 99.5

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 18, 2023, Neoleukin Therapeutics, Inc. (“Neoleukin”) consummated the previously announced reverse asset purchase pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated July 17, 2023, by and among Neoleukin, Project North Merger Sub, Inc. (“Merger Sub”), and Neurogene Inc. (“Neurogene”). Pursuant to the terms of the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Neoleukin, merged with and into Neurogene, with Neurogene continuing as a wholly-owned subsidiary of Neoleukin. While Neoleukin is the acquirer from a legal perspective, Neurogene is considered the accounting acquirer. This determination was primarily based on the expectation that, immediately following the merger: (i) Neurogene’s equity holders will own approximately 84%, a substantial majority of the voting rights in the combined company; (ii) Neurogene’s largest stockholder will retain the largest interest in the combined company; (iii) Neurogene will designate a majority (five of seven) of the members of the board of directors of the combined company; and (iv) Neurogene’s management team will become the management team of the combined company.

Management concluded that this transaction should be accounted for as a reverse asset purchase as Neoleukin does not meet the definition of a business under ASC 805 but it does represent a group of assets. The merger is treated as the equivalent of Neurogene issuing stock to acquire the net assets of Neoleukin. For accounting purposes, in accordance with ASC 805: (i) all non-monetary assets are reduced to zero in accordance with the relative fair value allocation accounting for asset purchases, and (ii) the monetary net assets of Neoleukin are recorded based on their fair value in the financial statements at the time of closing, substantially all of which consist primarily of cash and cash equivalents, short-term investments, and the historical carrying value of other immaterial monetary assets, and therefore all monetary assets approximate their fair values. The reported historical operating results of the combined company prior to the merger will be those of Neurogene.

The unaudited pro forma condensed combined balance sheet assumes that the Neurogene pre-closing financing and the merger were consummated on September 30, 2023, and combines the historical balance sheets of Neoleukin and Neurogene as of such date. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and for the year ended December 31, 2022, assumes that the Neurogene pre-closing financing and the merger were consummated as of January 1, 2022, and combines the historical results of Neoleukin and Neurogene for the respective periods presented. All share numbers and per share amounts shown in the unaudited pro forma condensed financial statements reflect the 1-for-4 reverse stock split that was effected on December 18, 2023.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the nine months ended September 30, 2023, and for the year ended December 31, 2022, are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this Current Report on Form 8-K.

Selected Unaudited Pro Forma Condensed Combined Statements of Operations:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022

	(in thousands, except share and per share data)
Operating expenses:
Research and development	$40,090	$88,634
General and administrative	21,110	30,737
Impairment of property and equipment	3,418	—

Total operating expenses	64,618	119,371

Loss from operations	(64,618)	(119,371)
Interest income	5,138	2,919
Other income (expense), net	(35)	22,967

Net loss	$(59,515)	$(93,485)

Net loss per share, basic and diluted	$(3.52)	$(5.56)

Weighted average common shares outstanding, basic and diluted	16,908,654	16,818,071

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data:

September 30, 2023
(in thousands)
Cash and cash equivalents	$159,048
Short-term investments	53,281
Working capital (1)	195,935
Total assets	239,043
Total liabilities	34,619
Accumulated deficit	(172,645)
Total stockholders’ equity	204,424

(1)	Working capital is defined as current assets less current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this Current Report on Form 8-K.

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Neoleukin and Neurogene, adjusted to give effect to the merger of the companies and to the issuance of shares of Neurogene common stock and Neurogene pre-funded warrants in the Neurogene pre-closing financing, which will be exchanged for Neoleukin common stock and pre-funded warrants, respectively, at the time of closing, as well as the 1-for-4 reverse stock split of Neoleukin common stock that was effected on December 18, 2023. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 reflects adjustments that depict the accounting for the merger and the Neurogene pre-closing financing as if the transactions were consummated on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 reflects adjustments that depict the accounting for the merger and the Neurogene pre-closing financing as if the transactions were consummated on January 1, 2022.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in connection with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical unaudited condensed financial statements of Neoleukin as of and for the nine months ended September 30, 2023, the related notes, and its Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023;

•

the historical unaudited condensed financial statements of Neurogene as of and for the nine months ended September 30, 2023 and the related notes included in Exhibit 99.3 of the Current Report on Form 8-K of which this Exhibit 99.6 is a part;

•

the historical audited financial statements of Neoleukin as of and for the year ended December 31, 2022, the related notes, and its Management’s Discussion and Analysis of Financial Condition and Results of Operations included in its Annual Report on Form 10-K filed with the SEC on March 20, 2023;

•

the historical audited financial statements of Neurogene as of and for the year ended December 31, 2022 and the related notes included in Exhibit 99.5 of the Current Report on Form 8-K of which this Exhibit 99.6 is a part;

•

Neurogene’s Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the nine months ended September 30, 2023 and as of and for the year ended December 31, 2022 included in Exhibit 99.4 of the Current Report on Form 8-K of which this Exhibit 99.6 is a part.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had Neoleukin and Neurogene been a combined organization during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited condensed combined pro forma financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2023

(in thousands)

	Historical
	Neurogene	Neoleukin	Pre-Closing Financing Adjustments	Note 5		Transaction Accounting Adjustments	Note 5		Pro Forma Combined Total
Assets
Current assets:
Cash and cash equivalents	$45,563	$25,226	$88,259	(a	)	$—			$159,048
Short-term investments	—	53,281	—			—			53,281
Prepaid expenses and other current assets	3,568	1,386	—			(588)	(d	)	4,366

Total current assets	49,131	79,893	88,259			(588)			216,695
Deferred offering costs	3,056	—	—			(3,056)	(e	)	—
Property and equipment, net	17,863	484	—			(484)	(d	)	17,863
Operating lease right-of-use asset	3,852	8,685	—			(8,685)	(d	)	3,852
Finance lease right-of-use asset	109	—	—			—			109
Other non-current assets	—	524	—			—			524

Total assets	$74,011	$89,586	$88,259			$(12,813)			$239,043

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,134	$105	$—			$—			$2,239
Accrued expenses and other current liabilities	6,507	3,553	—			3,757	(b	)	16,186
						2,369	(f	)
Operating lease liabilities, current	741	1,550	—			—			2,291
Finance lease liabilities, current	40	4	—			—			44

Total current liabilities	9,422	5,212	—			6,126			20,760
Operating lease liabilities, non-current	3,357	9,134	—			—			12,491
Finance lease liabilities, non-current	75	5	—			—			80
Contingent consideration liability	—	—	—			1,288	(d	)	1,288

Total liabilities	12,854	14,351	—			7,414			34,619

Series A-1 convertible preferred stock	34,414	—	—			(34,414)	(c	)	—
Series A-2 convertible preferred stock	28,675	—	—			(28,675)	(c	)	—
Series B convertible preferred stock	181,277	—	—			(181,277)	(c	)	—
Stockholders’ equity (deficit):
Neurogene common stock	1	—	6	(a	)	(7)	(d	)	—
Neoleukin common stock	—	—	—			—			—
Additional paid-in capital	6,327	547,105	88,253	(a	)	244,366	(c	)	377,069
						41,179	(d	)
						(547,105)	(d	)
						(3,056)	(e	)
Accumulated deficit	(189,537)	(471,870)	—			(3,757)	(b	)	(172,645)
						(2,369)	(f	)
						23,018	(d	)
						471,870	(d	)

Total stockholders’ equity (deficit)	(183,209)	75,235	88,259			224,139			204,424

Total liabilities, convertible preferred stock and stockholders’ equity	$74,011	$89,586	$88,259			$(12,813)			$239,043

See accompanying notes to the pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(in thousands, except share and per share data)

	Historical
	Neurogene	Neoleukin	Pre-Closing Financing Adjustments	Note 5	Transaction Accounting Adjustments	Note 5		Pro Forma Combined Total
Operating expenses:
Research and development	$32,210	$7,880	$—		$—			$40,090
General and administrative	8,640	12,470	—		—			21,110
Impairment of property and equipment	—	3,418	—		—			3,418

Total operating expenses	40,850	23,768	—		—			64,618

Loss from operations	(40,850)	(23,768)	—		—			(64,618)
Interest income	2,170	2,968	—		—			5,138
Other income (expense), net	(20)	(15)	—		—			(35)

Net loss	$(38,700)	$(20,815)	$—		$—			$(59,515)

Other comprehensive income (loss):
Unrealized gain on available-for-sale securities	—	21						21

Comprehensive loss	(38,700)	(20,794)						(59,494)

Net loss per share, basic and diluted	$(6.63)	$(1.86)*						$(3.52)

Weighted average common shares outstanding, basic and diluted	5,839,921	11,218,710 *				(g	)	16,908,654

*

After giving effect the 1-for-4 reverse stock split of Neoleukin common stock that was effected on December 18, 2023, the net loss per share, basic and diluted was $(7.42) and the weighted average common shares outstanding was 2,804,677 shares.

See accompanying notes to the pro forma condensed combined financial statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

	Historical
	Neurogene	Neoleukin	Pre-Closing Financing Adjustments	Note 5	Transaction Accounting Adjustments	Note 5		Pro Forma Combined Total
Operating expenses:
Research and development	$47,505	$41,129	$—		$—			$88,634
General and administrative	9,012	17,968	—		3,757	(b	)	30,737

Total operating expenses	56,517	59,097	—		3,757			119,371

Loss from operations	(56,517)	(59,097)	—		(3,757)			(119,371)
Interest income	1,337	1,582	—		—			2,919
Other income (expense), net	(9)	(42)	—		23,018	(d	)	22,967

Net loss	$(55,189)	$(57,557)	$—		$19,261			$(93,485)

Other comprehensive income (loss):
Unrealized loss on available-for-sale securities	—	(21)						(21)

Comprehensive loss	(55,189)	(57,578)						(93,506)

Net loss per share, basic and diluted	$(10.58)	$(5.21)*						$(5.56)

Weighted average common shares outstanding, basic and diluted	5,218,694	11,044,232 *				(g	)	16,818,071

*

After giving effect the 1-for-4 reverse stock split of Neoleukin common stock that was effected on December 18, 2023, the net loss per share, basic and diluted was $(20.85) and the weighted average common shares outstanding was 2,761,058 shares.

See accompanying notes to the pro forma condensed combined financial statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Transactions

The Merger

On December 18, 2023, Neoleukin consummated the previously announced reverse asset purchase pursuant to the terms of the Merger Agreement, dated July 17, 2023, by and among Neoleukin, Merger Sub, and Neurogene. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Neurogene, with Neurogene continuing as a wholly-owned subsidiary of Neoleukin. After the completion of the merger, Neoleukin changed its corporate name to “Neurogene Inc.” The merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Upon closing, the business of Neurogene will continue as the business of the combined company.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the merger, each outstanding share of Neurogene capital stock (including shares of Neurogene common stock, Neurogene preferred stock and shares of Neurogene common stock and pre-funded warrants issued in the Neurogene pre-closing financing) (excluding shares of Neurogene common stock to be canceled pursuant to the Merger Agreement and excluding dissenting shares) converted solely into the right to receive a number of shares of Neoleukin common stock or Neoleukin pre-funded warrants, as elected by the Neurogene stockholder and calculated in accordance with the Merger Agreement, equal to the exchange ratio calculated in accordance with the Merger Agreement (the “Exchange Ratio”). The Exchange Ratio is approximately 0.0756 shares of Neoleukin common stock for each share of Neurogene’s common stock after giving effect the 1-for-4 reverse stock split of Neoleukin common stock that was effected on December 18, 2023. Immediately after the merger, Neoleukin securityholders own approximately 16% of the outstanding shares of capital stock of the combined company, legacy Neurogene securityholders, excluding shares of Neurogene common stock and Neurogene pre-funded warrants purchased in the Neurogene pre-closing financing, own approximately 57% of the outstanding shares of the combined company, and holders of shares of Neurogene common stock and Neurogene pre-funded warrants issued in the Neurogene pre-closing financing own approximately 27% of the outstanding shares of capital stock of the combined company.

The merger is accounted for as a reverse asset purchase, with any difference between the consideration to be transferred in the merger and the fair value of the net assets acquired allocated to any non-monetary assets on a pro-rata basis. Management concluded that this transaction should be accounted for as a reverse asset purchase as Neoleukin does not meet the definition of a business under ASC 805 but it does represent a group of assets. On a pro forma basis, assuming the merger was consummated on September 30, 2023, the fair value of the net assets acquired, including aggregate cash and cash equivalents, short-term investments, and other immaterial monetary assets, totaling approximately $79.8 million, exceeded the value of consideration transferred, and $1.3 million of the difference was recorded to a contingent consideration liability for payments that are probable and reasonably estimable under a Contingent Value Rights Agreement described below and the remaining $23.0 million difference was recorded as a gain to other income (expense), net. As Neoleukin’s target net cash was expected to be approximately $66.0 million upon closing, and the estimated purchase price was subject to other potential market factors, the portion of the difference recorded to other income (expense), net was reduced upon closing.

Each stock option granted under Neurogene’s 2018 Equity Incentive Plan that was outstanding immediately prior to the effective time of the merger was assumed by Neoleukin and became an option to acquire, on the same terms and conditions as were applicable to such Neurogene option immediately prior to the effective time of the merger, a number of shares of Neoleukin common stock equal to the number of shares of Neurogene’s common stock subject to the unexercised portion of the Neurogene option immediately prior to the effective time of the merger, multiplied by the Exchange Ratio (rounded down to the nearest whole share number) with an exercise price per share for the options equal to the exercise price per share of such Neurogene option immediately prior to the effective time of the merger divided by the Exchange Ratio (rounded up to the nearest whole cent). Such assumed options will continue to be governed by the terms and conditions of Neurogene’s 2018 Equity Incentive Plan.

Under the terms of the Merger Agreement, prior to the closing of the merger, the board of directors of Neoleukin accelerated the vesting of (i) each unexercised and unvested Neoleukin option that has an exercise price per share less than $75.60, after giving effect to the 1-for-4 reverse stock split that was effected on December 18, 2023, that is held by a current employee, director or consultant of Neoleukin as of immediately prior to the effective time (or who ceases to be a current employee, director or consultant of Neoleukin as of immediately prior to the effective time) and (ii) restricted stock units that vest solely on the basis of time, in each case, in accordance with the terms of the Merger Agreement. In addition, two Neoleukin executives will be entitled to extended option exercise periods upon a change in control, as defined, pursuant to the terms of their employment agreements, as amended. The terms of the employment agreements were negotiated prior to entering into negotiations for the merger with Neurogene. The (i) acceleration of vesting of the Neoleukin options and restricted stock units and (ii) extension of the option exercise periods will be treated as a modification of the awards. The incremental fair value associated with the modification was immaterial and is not included as an adjustment to the unaudited pro forma condensed combined financial statements.

The pre-merger employment agreements for the two Neoleukin executives also included severance, bonus and retention payments, the aggregate of which are treated as pre-combination compensation expense of Neoleukin and are included in the liabilities assumed by Neurogene upon closing of the merger. In addition, certain non-executive Neoleukin employees entered into separation agreements prior to merger negotiations with Neurogene, pursuant to which they are entitled to severance, bonus, and retention payments. These payments will be treated as pre-combination compensation expense of Neoleukin and will also be included in the liabilities assumed by Neurogene upon closing of the merger.

Contingent Value Rights Agreement

At the effective time of the merger, each person who as of immediately prior to the effective time was a stockholder of Neoleukin or had the right to receive Neoleukin common stock pursuant to an existing Neoleukin pre-funded warrant will be entitled to receive a contractual CVR issued by Neoleukin subject to and in accordance with the terms and conditions of the CVR Agreement, representing the right to receive consideration from the post- closing combined company upon the receipt of certain proceeds from a disposition of Neoleukin pre-merger assets and pre-merger liabilities, including contingent payments earned related to such pre-merger assets and pre-merger liabilities, in each case, calculated in accordance with the CVR Agreement. Any shares subsequently issued upon exercise of an option to purchase Neoleukin common stock held by an employee, director or consultant of Neoleukin as of immediately prior to the effective time will also be entitled to one CVR per such issued share; provided, however that pursuant to the CVR Agreement, the holder of such later issued CVR will not be entitled to receive any payments made on the CVR prior to such issuance. The components of the CVR Agreement meet certain scope exceptions from derivative accounting under ASC 815. The Company records a contingent consideration liability associated with the CVR agreements when payments are probable and estimable under ASC 450. In assessing whether payments are probable and estimable, the Company considers the existence of or ability to enter agreements with third parties or government agencies and timing of potential payments.

Pursuant to, and subject to the terms and conditions of, the CVR Agreement, each CVR holder is entitled to certain rights to receive, during a period from the closing of the merger until September 30, 2029 (the “CVR term”), a pro rata portion of (i) a reduction, if any, in the liabilities of Neoleukin’s lease obligations resulting from a termination, assignment or sublease of any such lease obligation (referred to as the “Lease CVR”), including pursuant to the Sublease, with an expected range of amounts from $1.3 million to $19.5 million and (ii) the net proceeds, if any, derived from (a) 100% of any cash consideration and the actual liquidation value of any non-cash consideration of any kind that is paid to Neoleukin as a result of disposition (including any disposition providing for milestone payments, royalty payments or similar payments received pursuant to licensing arrangements or strategic partnerships) of certain Neoleukin pre-merger assets occurring prior to the closing of the merger, (b) 80% of all cash consideration and the actual liquidation value of any non-cash consideration of any kind that is paid to Neoleukin as a result of a disposition (including any disposition providing for milestone payments, royalty payments or similar payments received pursuant to licensing arrangements or strategic partnerships) of certain Neoleukin pre-merger assets occurring subsequent to the closing of the merger and within 12 months thereafter (referred to as the “Intellectual Property CVR”), and (c) 100% of any tax refunds from the State of Washington received relating to tax returns filed by Neoleukin prior to the closing of the merger (referred to as the “Sales Tax CVR”). Upfront payments associated with agreements under the Intellectual Property CVR have an expected range of $0.0 million to $1.0 million. The expected range for milestone, royalty, or other similar payments under the Intellectual Property CVR is not estimable due to the inherent uncertainty associated with the development of early-stage IP. The expected range of amounts for the Sales Tax CVR is $0.0 million to $0.3 million.

Neurogene Pre-Closing Financing

Concurrently with the execution and delivery of the Merger Agreement, certain parties have entered into agreements with Neurogene pursuant to which they agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the merger, approximately 36.9 million shares of Neurogene common stock and Neurogene pre-funded warrants to purchase approximately 24.0 million shares of Neurogene common stock for an aggregate gross purchase price of approximately $95.0 million, before $6.7 million in transaction costs incurred related to the pre-closing financing. The consummation of the transactions contemplated by such agreements was conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement. Shares of Neurogene common stock and Neurogene pre-funded warrants issued pursuant to the Neurogene pre-closing financing were converted into the right to receive shares of common stock and pre-funded warrants, respectively, of Neoleukin in the merger in accordance with the Exchange Ratio at the effective time.

The merger was contingent upon the consummation of the Neurogene pre-closing financing, which to closed immediately prior to the closing of the merger. Based on an assessment of the Neurogene pre-funded warrants specific terms in the draft agreement and applicable authoritative guidance in ASC 480 and ASC 815, the combined company classified the Neurogene pre-funded warrants within permanent equity.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 was prepared using the historical balance sheets of Neoleukin and Neurogene as of September 30, 2023, and gives effect to the merger and the Neurogene pre-closing financing as if it occurred on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, and for the year ended December 31, 2022, were prepared using the historical statements of operations and comprehensive loss of Neoleukin and Neurogene for the nine months ended September 30, 2023 and for the year ended December 31, 2022, respectively, and gives effect to the merger and the Neurogene pre-closing financing as if it occurred on January 1, 2022.

Notwithstanding the legal form of the merger pursuant to the Merger Agreement, the merger represents a reverse asset purchase in accordance with GAAP. The merger is treated as the equivalent of Neurogene issuing stock to acquire the net assets of Neoleukin. Accordingly, for accounting purposes: (i), (i) all non-monetary assets are reduced to zero in accordance with the relative fair value allocation accounting for asset purchases, and (ii) the monetary net assets of Neoleukin are recorded based on their fair value in the financial statements at the time of closing, substantially all of which consist primarily of cash and cash equivalents, short-term investments, and the historical carrying value of other immaterial monetary assets, and therefore all monetary assets approximate their fair values. The reported historical operating results of the combined company prior to the merger will be those of Neurogene.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Neoleukin may materially vary from those of Neurogene. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the merger and the Neurogene pre-closing financing, management will conduct a final review of Neoleukin accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Neoleukin results of operations or reclassification of assets or liabilities to conform to Neurogene’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

Neurogene and Neoleukin may incur significant costs associated with integrating their operations after the merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies which may result from the merger.

To the extent that there are significant changes to the business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed financial information could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3.	Preliminary Estimated Purchase Price

For purposes of these unaudited pro forma condensed combined financial information, the total estimated purchase price is summarized as follows (in thousands, except share and per share amounts, and after giving effect to 1-for-4 reverse stock split of Neoleukin common stock that was effected on December 18, 2023):

Number of common shares of the combined company to be owned by Neoleukin stockholders (1)	2,777,048
Multiplied by the fair value per share of Neoleukin common stock (2)	$13.36

Estimated fair value of Neoleukin common stock issued	$37,101
Estimated transaction costs (3)	4,071
Contingent consideration liability (4)	1,288

Estimated purchase price	$42,460

(1)

The final purchase price was determined based on the number of Neoleukin common shares outstanding as of the closing date of the merger. For purposes of this unaudited pro forma condensed combined financial information, the estimated number of shares is based on a total of 2,777,048 shares of Neoleukin common stock outstanding as of December 18, 2023, after giving effect to the 1-for-4 reverse stock split that was effected on December 18, 2023. The 2,777,048 shares is fully diluted and inclusive of 425,987 existing Neoleukin pre-funded warrants.

(2)

The final purchase price was based on the closing price of Neoleukin common stock as reported on the Nasdaq Capital Market on December 13, 2023 after giving effect the 1-for-4 reverse stock split of Neoleukin common stock that was effected on December 18, 2023. The fair value of the consideration given based on Neoleukin’s stock price is more clearly evident, and thus, more reliably measurable, than the fair value of the net assets acquired, as Neoleukin’s stock price is measured using Level 1 fair value inputs. The alternative treatment under US GAAP of measuring the purchase consideration using the fair value of the net assets acquired would require using a combination of Level 1, 2 and 3 fair value inputs and is not more clearly evident and more reliably measurable.

(3)

The transaction costs incurred by Neurogene is based on estimates as of December 13, 2023. As indicated in ASC 805 regarding asset purchases, the accounting acquirer’s transaction costs incurred directly related to the asset purchase should be included in the consideration to acquire the assets.

(4)

The contingent consideration liability consists of $1.3 million for the Lease CVR due to payments being probable and estimable as a result of Neoleukin entering into a sublease agreement for one of its properties with an unrelated third party for the remainder of the lease term, effective October 31, 2023. All other payments under the CVR agreements are not considered probable and estimable and no contingent consideration liability has been recorded.

4.	Shares of Neoleukin Common Stock Issued to Neurogene’s Stockholders Upon Closing of the Merger

At the effective time of the merger, Neoleukin expects to issue 14,110,037 shares of common stock after giving effect to the 1-for-4 reverse stock split that was effected on December 18, 2023, to the stockholders of Neurogene in the merger, determined as follows:

Shares
Neurogene shares of common stock outstanding	5,934,942

Shares of Neurogene convertible preferred stock outstanding (as if converted to common stock or pre-funded warrants, as elected by the shareholders)	119,806,818
Shares of Neurogene common stock and pre-funded warrants to be issued upon consummation of the Pre-Closing Financing	60,898,935

Total Neurogene common equivalent shares	186,640,695

Exchange Ratio	0.0756

Shares of Neoleukin common stock and pre-funded warrants to be issued to Nuerogene shareholders upon closing of the merger	14,110,037

5.	Transaction Accounting Adjustments

Adjustments included in the column under the heading “Transaction Accounting Adjustments” are primarily based on information contained within the subscription agreement for the Neurogene pre-closing financing and the Merger Agreement.

Based on a review of Neoleukin’s summary of significant accounting policies, the nature and amount of any adjustments to the historical consolidated financial statements of Neoleukin to conform to the accounting policies of Neurogene are not expected to be significant.

Both Neurogene and Neoleukin have a history of generating net operating losses and maintain a full valuation allowance against their net deferred tax assets. As a result, both entities have not reflected an income tax benefit or expense within the historical financial statement periods presented. Management has not identified any changes to the income tax positions due to the merger that would result in an incremental tax expense or benefit. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

(a)

To reflect $95.0 million in gross proceeds, less estimated issuance costs of $6.7 million, in connection with the consummation of the Neurogene pre-closing financing, in which approximately 36.9 million shares of Neurogene common stock and Neurogene pre-funded warrants to acquire approximately 24.0 million shares of Neurogene common stock were issued.

(b)

To reflect Neoleukin’s preliminary estimated transaction costs of $3.8 million in connection with the merger, such as advisor fees, legal fees, printer fees, and accounting expenses, including the $1.7 million cost of a D&O tail policy. The $3.8 million represents the total estimated transaction costs to be incurred after September 30, 2023. The adjustment was recorded as an increase in accrued liabilities and general and administrative expenses of $3.8 million and a corresponding increase in accumulated deficit of $3.8 million.

(c)

To reflect the exchange of (i) 18,604,653 shares of Neurogene Series A-1 convertible preferred stock, (ii) 13,291,208 shares of Neurogene Series A-2 convertible preferred stock, and (iii) 74,404,719 shares of Neurogene Series B convertible preferred stock into an into an aggregate of 95,658,198 shares of Neoleukin common stock and 24,148,620 pre-funded warrants, at the election of the shareholders, based on the respective conversion prices, adjusted for the Exchange Ratio.

(d)	To reflect the reverse asset purchase, as summarized in the table below:

Fair value of monetary assets acquired	$79,829
Less total consideration transferred:
Estimated fair value of Neoleukin common stock issued	(37,101)
Estimated transaction costs allocated to the reverse asset purchase	(4,071)
Neoleukin liabilities assumed	(14,351)

Excess of fair value of monetary assets acquired over total consideration transferred:	$24,306

Fair value allocated to contingent consideration liability	1,288
Fair value allocated to other income (expense), net	23,018

$ 24,306

Prior to determining the excess fair value of monetary assets acquired over the total consideration transferred, in accordance with ASC 805, all non-monetary assets were reduced to zero in accordance with the fair value allocation accounting for asset purchases, which is also reflected within adjustment 5(d) in the unaudited pro forma combined balance sheet and income statement. The remaining monetary assets of Neoleukin are recorded based on their fair values in the financial statements at the time of closing, which for the unaudited pro forma combined balance sheet, are their relative carrying values as of September 30, 2023.

As Neoleukin’s target net cash was expected to be approximately $66.0 million upon closing, and the estimated purchase price was subject to other potential market factors, the portion of the difference recorded to other income (expense), net was reduced upon closing.

Further, as also reflected in adjustment 5(d) and not shown in this table, is the elimination of Neoleukin’s historical equity.

(e)	To reflect $3.1 million in Neurogene deferred offering costs that will be reclassified to additional paid- in capital upon closing of the merger.

(f)

To reflect Neoleukin’s estimated compensation expense of $2.4 million related to severance, retention, and bonus payments that were negotiated pre-merger but had not yet been paid or fully accrued for as of September 30, 2023. As such, the $2.4 million is recorded as an assumed liability within the unaudited combined pro forma balance sheet as of September 30, 2023 and offset to accumulated deficit. As it is considered a preacquisition expense, there is no related adjustment within the unaudited pro forma statements of operations.

(g)

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net losses for the nine months ended September 30, 2023, and the year ended December 31, 2022. In addition, the number of shares used to calculate the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the merger closing date, including the shares to be issued in the Neurogene pre-closing financing, after giving effect to the 1-for-4 reverse stock split that was effected on December 18, 2023. For the nine months ended September 30, 2023, and the year ended December 31, 2022, the pro forma weighted average shares outstanding, after giving effect to the aforementioned reverse stock split, has been calculated as follows:

	September 30, 2023	December 31, 2022
Weighted-average Neurogene common shares outstanding—basic and diluted	5,839,921	5,218,694
Neurogene pre-closing financing assuming consummation as of January 1, 2022	60,898,935	60,898,935
Neurogene convertible preferred stock as of January 1, 2022	119,806,818	119,806,818

Total	186,545,674	185,924,447
Application of exchange ratio to historical Neurogene weighted-average shares outstanding	0.0756	0.0756

Adjusted weighted-average Neurogene common shares outstanding—basic and diluted	14,102,852	14,055,888
Impact of Neoleukin common stock awards that accelerated vesting as of January 1, 2022	1,125	1,125
Weighted-average Neoleukin common shares outstanding—basic and diluted	2,804,677	2,761,058

Pro forma combined weighted average number of shares of common stock—basic and diluted	16,908,654	16,818,071

(h)	The total impact to equity for the above adjustments are reflected in the table below:

			Preferred Stock		Common Stock
(in thousands, except share data)			Neurogene		Neurogene		Neoleukin		Additional Paid-in-	Accumulated	Stockholders’
			Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	equity
Exchange of Neurogene convertible preferred stock into Neoleukin common stock based on the assumed Exchange Ratio	(c	)	(95,658,198)	$—	—	$—	7,231,737	$—	$244,366	$—	$244,366
Neurogene pre-closing financing	(a	)	—	—	36,934,089	6	—	—	88,253	—	88,259
Elimination of Neoleukin’s historical equity carrying value	(d	)	—	—	—	—	(2,201,321)	—	(547,105)	471,870	(75,235)
Exchange of outstanding Neurogene common stock into Neoleukin common stock based on the assumed Exchange Ratio	(d	)	—	—	(42,869,031)	(7)	3,240,898	—	—	—	(7)
Reverse asset purchase	(d	)		—	—	—	2,351,061	—	41,179	23,018	64,197
Severance costs negotiated pre-merger	(f	)	—	—	—	—	—	—	—	(2,369)	(2,369)
Reclassification of Neurogene deferred offering costs to additional paid-in capital upon closing of the merger	(e	)							(3,056)		(3,056)
Transaction costs associated with the merger	(b	)	—	—	—	—	—	—	—	(3,757)	(3,757)

Total adjustment			(95,658,198)	$—	(5,934,942)	$(1)	10,622,375	$—	$(176,363)	$488,762	$312,398